Exhibit 9.1

Armanino LLP
12657 Alcosta Boulevard
Suite 500
San Ramon, CA 94583-4600 925 790 2600 main
925 790 2601 fax
armaninoLLP.com

March 24, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Kolaboration Ventures Corporation

We have read the statements made by Kolaboration Ventures Corporation in Item 4 of its Form 1-U dated March 24, 2022, regarding the change in independent registered public accounting firm. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements made in Item 4 of this Form 1-U.

Yours truly,

ArmaninoLLP